Exhibit 99.1

Nordstrom Reports Fourth Quarter 2022 Earnings, Announces Wind-Down of Canadian Business
•Sales and earnings in line with updated fiscal 2022 outlook
•Entering fiscal 2023 with healthier inventory position, down 15 percent from last year and comparable to 2019
•Company provides fiscal 2023 outlook, including plans to wind down Canadian operations to drive profitable growth and enhance shareholder value
SEATTLE – March 2, 2023 – Nordstrom, Inc. (NYSE: JWN) today reported fourth quarter net earnings of $119 million, or $0.74 per diluted share (“EPS”), and earnings before interest and taxes (“EBIT”) of $187 million, or 4.5 percent of sales, for the quarter ended January 28, 2023.
For the fiscal year ended January 28, 2023, net earnings were $245 million and diluted EPS was $1.51, with EBIT of $465 million, or 3.1 percent of sales. Excluding a gain on the sale of the Company’s interest in a corporate office building, Trunk Club wind-down costs and a supply chain technology and related asset impairment charge, all of which were reported in the first three quarters, adjusted EBIT was $502 million, or 3.3 percent of sales, and adjusted EPS was $1.69 for fiscal 2022.1
For the fourth quarter ended January 28, 2023, net sales decreased 4.1 percent versus the same period in fiscal 2021 and gross merchandise value (“GMV”) decreased 4.2 percent. Nordstrom banner net sales decreased 2.4 percent and GMV decreased 2.5 percent compared with the fourth quarter of 2021. Net sales for Nordstrom Rack decreased 8.1 percent.
“We took decisive actions to right-size our inventory as we entered the new year, positioning us for greater agility amidst continuing macroeconomic uncertainty. We also made the difficult decision to wind down operations in our Canadian business. This will enable us to simplify our operations and further increase our focus on driving long-term profitable growth in our core U.S. business,” said Erik Nordstrom, chief executive officer of Nordstrom, Inc. “As we enter fiscal 2023, we are focused on enhancing the customer experience, improving Nordstrom Rack performance, increasing inventory productivity and continuing to advance our supply chain optimization initiatives. We remain confident in the strength of our brands and our ability to drive profitable growth and deliver long-term value to our shareholders.”
In the fourth quarter, men’s apparel had the strongest growth versus 2021. For fiscal 2022, men’s apparel, shoes and women’s apparel had the strongest growth versus 2021.
“While the incremental markdowns in the second half impacted our margins, we are better positioned for a stronger 2023. Our actions have given us increased flexibility to react more quickly to changing customer demand and provide the newness and fashion our customers love,” said Pete Nordstrom, president and chief brand officer of Nordstrom, Inc. “We want to thank our teams for all their hard work helping our customers feel good and look their best.”
As previously announced on February 28, 2023, the board of directors declared a quarterly cash dividend of $0.19 per share to be paid to shareholders of record at the close of business on March 14, 2023, payable on March 29, 2023. During fiscal 2022, the Company repurchased 2.8 million shares of its common stock for $62 million under its existing $500 million share repurchase program. A total capacity of $438 million remains available under this share repurchase authorization.
FOURTH QUARTER 2022 SUMMARY
•Total Company net sales in the fourth quarter decreased 4.1 percent compared with the same period in fiscal 2021. Full-year revenue for fiscal 2022, including retail sales and credit card revenues, increased 5.0 percent compared with fiscal 2021. GMV decreased 4.2 percent in the fourth quarter and increased 5.0 percent in fiscal 2022 when compared with the same periods in 2021.
•For the Nordstrom banner, net sales in the fourth quarter decreased 2.4 percent compared with the same period in fiscal 2021. GMV decreased 2.5 percent and increased 6.9 percent in the fourth quarter and in the fiscal year, respectively, when compared with the same periods in 2021.
•For the Nordstrom Rack banner, net sales decreased 8.1 percent compared with the same period in fiscal 2021. Eliminating store fulfillment for Nordstrom Rack digital orders in the third quarter negatively impacted fourth quarter Rack banner net sales by approximately 500 basis points.
1Adjusted EBIT, adjusted EBIT margin and adjusted EPS are non-GAAP financial measures. Refer to the “Adjusted EBIT, Adjusted EBITDA, Adjusted EBIT Margin and Adjusted EPS” section of this release for additional information as well as reconciliations between the Company’s GAAP and non-GAAP financial results.

•Digital sales in the fourth quarter decreased 13.1 percent compared with the same period in fiscal 2021. Eliminating store fulfillment for Nordstrom Rack digital orders in the third quarter and sunsetting Trunk Club earlier in fiscal 2022 negatively impacted fourth quarter digital sales by approximately 500 basis points. Digital sales represented 40 percent of total sales during the quarter and 38 percent of sales for the fiscal year.
•Gross profit, as a percentage of net sales, of 33.2 percent decreased 525 basis points compared with the same period in fiscal 2021 primarily due to higher markdown rates, as the Company prioritized rightsizing inventory levels in a highly promotional environment.
•Ending inventory decreased 15.2 percent compared with the same period in fiscal 2021, versus a 4.1 percent decrease in sales.
•Selling, general and administrative (“SG&A”) expenses, as a percentage of net sales, of 31.5 percent decreased 240 basis points compared with the same period in fiscal 2021, primarily due to supply chain expense efficiencies.
•EBIT was $187 million in the fourth quarter of 2022, compared with $299 million during the same period in fiscal 2021, primarily due to higher markdowns, partially offset by supply chain expense efficiencies. EBIT was $465 million for fiscal 2022, and adjusted EBIT of $502 million excluded a gain on the sale of the Company’s interest in a corporate office building, wind-down costs related to Trunk Club and a supply chain technology and related asset impairment charge, all of which were reported in the first three quarters.2 EBIT margin was 4.5 percent of sales for the quarter, which was 235 basis points lower than the fourth quarter of 2021. EBIT margin and adjusted EBIT margin for the fiscal year were 3.1 percent and 3.3 percent, respectively.2
•Interest expense, net, of $27 million decreased from $33 million during the same period in fiscal 2021, due to higher interest income and reduced credit facility borrowings.
•Income tax expense during the fourth quarter was $41 million, or 25.2 percent of pretax earnings, compared with $66 million, or 24.8 percent of pretax earnings, in the same period of fiscal 2021. The full-year income tax rate was 27.2 percent.
•The Company ended the year with $1.5 billion in available liquidity, including $687 million in cash and the full $800 million available on its revolving line of credit, and a leverage ratio of 3.1 times.
STORES UPDATE
During fiscal 2022, the Company opened three stores:

City	Location	Square Footage (000s)	Timing of Opening
ASOS | Nordstrom
Los Angeles, CA	The Grove	30	May 20, 2022
Nordstrom Rack
Phoenix, AZ	Desert Ridge Marketplace	24	October 27, 2022
Riverside, CA	Canyon Springs Marketplace	30	October 27, 2022
2Adjusted EBIT and adjusted EBIT margin are non-GAAP financial measures. Refer to the “Adjusted EBIT, Adjusted EBITDA, Adjusted EBIT Margin and Adjusted EPS” section of this release for additional information as well as reconciliations between the Company’s GAAP and non-GAAP financial results.

The Company has also announced plans to open or relocate the following stores:

City	Location	Square Footage (000s)	Timing of Opening
Nordstrom Rack
Birmingham, AL	The Summit (relocation from River Ridge)	27	Spring 2023
Los Angeles, CA	NOHO West	26	Spring 2023
Chattanooga, TN	The Terrace at Hamilton Place	24	Spring 2023
Wichita, KS	Bradley Fair	28	Spring 2023
Delray Beach, FL	Delray Place	26	Spring 2023
Clovis, CA	Clovis Crossing	31	Spring 2023
San Clemente, CA	San Clemente Plaza	32	Spring 2023
Las Vegas, NV	Best in the West	31	Spring 2023
Union Gap, WA	Valley Mall	28	Fall 2023
Olympia, WA	Cooper Point Marketplace	32	Fall 2023
Salem, OR	Willamette Town Center	25	Fall 2023
Anaheim Hills, CA	Anaheim Hills Festival	24	Fall 2023
Overland Park, KS	Overland Crossing	27	Fall 2023
San Luis Obispo, CA	SLO Promenade	24	Fall 2023
Allen, TX	The Village at Allen	29	Fall 2023
Visalia, CA	Sequoia Mall	29	Fall 2023
Pinole, CA	Pinole Vista Crossing	23	Fall 2023
Denton, TX	Denton Crossing	25	Fall 2023
Aurora, CO	Southlands	30	Fall 2023
Kennesaw, GA	Barrett Place	25	Spring 2024

The Company had the following store counts as of quarter-end:

	January 28, 2023	January 29, 2022
Nordstrom
Nordstrom – U.S.	94	94
Nordstrom – Canada	6	6
Nordstrom Local service hubs	7	7
ASOS | Nordstrom	1	—
Nordstrom Rack
Nordstrom Rack – U.S.	241	240
Nordstrom Rack – Canada	7	7
Last Chance clearance stores	2	2
Total	358	356

Gross store square footage	27,571,000	27,555,000

During the fourth quarter, the Company closed one Nordstrom Rack store.

NORDSTROM WINDS DOWN CANADIAN OPERATIONS
As part of its initiatives to drive long-term profitable growth and enhance shareholder value, and after careful consideration of all reasonably available options, the Company also announced today it has decided to discontinue support for Nordstrom Canada’s business operations.3
“We regularly review every aspect of our business to make sure that we are set up for success,” said Erik Nordstrom. “We entered Canada in 2014 with a plan to build and sustain a long-term business there. Despite our best efforts, we do not see a realistic path to profitability for the Canadian business. We want to thank our team for their performance and dedication in serving customers in Canada. This decision will simplify our structure, intensify focus on our growth and profitability goals and position us to create greater value for our shareholders.”
Accordingly, Nordstrom Canada has commenced a wind-down of its operations, obtaining an Initial Order from the Ontario Superior Court of Justice under the Companies’ Creditors Arrangement Act (“CCAA”) earlier today to facilitate the wind-down in an orderly fashion.
Nordstrom Canada intends to wind down its Nordstrom and Nordstrom Rack stores across Canada, with the help of a third-party liquidator, and its Canadian e-commerce platform. The e-commerce platform will cease operations on March 2, 2023. The in-store wind-down is anticipated to be completed by late June 2023.
The Company expects that Nordstrom Canada will be deconsolidated from the Company’s financial statements as of the date of the CCAA filing. The Company expects to report approximately $300 million to $350 million of pre-tax charges related to the wind-down in the first quarter of fiscal 2023, driven primarily by the write-down of the Company’s investment in Nordstrom Canada. The wind-down is expected to result in an approximately $400 million decline in total Company net sales and a $35 million improvement in total Company EBIT in fiscal 2023, relative to fiscal 2022, excluding the aforementioned charges associated with the wind-down.
Nordstrom Canada operates six Nordstrom stores and seven Nordstrom Rack stores, as well as the Nordstrom.ca website, and employs approximately 2,500 people.
FISCAL YEAR 2023 OUTLOOK
The Company is providing the following financial outlook for fiscal 2023, which includes a 53rd week. The Company’s outlook also includes the anticipated impact of the wind-down of Canadian operations:
•Revenue decline, including retail sales and credit card revenues, of 4.0 to 6.0 percent versus fiscal 2022, including an approximately 250 basis point negative impact from the wind-down of Canadian operations and an approximately 130 basis point positive impact from the 53rd week
•EBIT margin (including the negative impact of charges related to the wind-down of Canadian operations) of 1.2 to 2.1 percent of sales
•Adjusted EBIT margin (excluding charges related to the wind-down of Canadian operations) of 3.7 to 4.2 percent of sales4
•Income tax rate of approximately 32 percent, including an approximately 500 basis point unfavorable impact from the one-time Canada charges
•EPS (including the negative impact of charges related to the wind-down of Canadian operations) of $0.20 to $0.80, excluding the impact of share repurchase activity, if any
•Adjusted EPS (excluding charges related to the wind-down of Canadian operations) of $1.80 to $2.20, excluding the impact of share repurchase activity, if any4

3Nordstrom Canada is comprised of Nordstrom Canada Retail, Inc., Nordstrom Canada Holdings, LLC and Nordstrom Canada Holdings II, LLC.
4Adjusted EBIT margin and adjusted EPS are non-GAAP financial measures. Refer to the “Fiscal Year 2023 Outlook - Adjusted EBIT Margin and Adjusted EPS” section of this release for additional information as well as reconciliations between the Company’s GAAP and non-GAAP financial expectations.

CONFERENCE CALL INFORMATION
The Company’s senior management will host a conference call to provide a business update and to discuss fourth quarter 2022 financial results and fiscal year 2023 outlook at 4:45 p.m. Eastern Standard Time today. To listen to the live call online and view the speakers’ prepared remarks and the conference call slides, visit the Investor Relations section of the Company’s corporate website at investor.nordstrom.com. An archived webcast with the speakers’ prepared remarks and the conference call slides will be available in the Quarterly Results section for one year. Interested parties may also dial 201-689-8354. A telephone replay will be available beginning approximately three hours after the conclusion of the call by dialing 877-660-6853 or 201-612-7415 and entering Conference ID 13735859, until the close of business on March 9, 2023.
ABOUT NORDSTROM
At Nordstrom, Inc. (NYSE: JWN), we exist to help our customers feel good and look their best. Since starting as a shoe store in 1901, how to best serve customers has been at the center of every decision we make. This heritage of service is the foundation we’re building on as we provide convenience and true connection for our customers. Our digital-first platform enables us to serve customers when, where and how they want to shop – whether that’s in-store at more than 350 Nordstrom, Nordstrom Local and Nordstrom Rack locations or digitally through our Nordstrom and Rack apps and websites. Through it all, we remain committed to leaving the world better than we found it.

Certain statements in this press release contain or may suggest “forward-looking” information (as defined in the Private Securities Litigation Reform Act of 1995) that involves risks and uncertainties that could cause results to be materially different from expectations. The words “will,” “may,” “designed to,” “outlook,” “believes,” “should,” “targets,” “anticipates,” “assumptions,” “plans,” “expects” or “expectations,” “intends,” “estimates,” “forecasts,” “guidance” and similar expressions identify certain of these forward-looking statements. The Company also may provide forward-looking statements in oral statements or other written materials released to the public. All statements contained or incorporated in this press release or in any other public statements that address such future events or expectations are forward-looking statements. Important factors that could cause actual results to differ materially from these forward-looking statements are detailed in the Company’s Annual Report on Form 10-K for the fiscal year ended January 29, 2022, its Form 10-Qs for the fiscal quarters ended April 30, 2022, July 30, 2022 and October 29, 2022, and our Form 10-K for the fiscal year ended January 28, 2023, to be filed with the SEC on or about March 10, 2023. In addition, forward-looking statements contained in this release may be impacted by the actual outcome of events or occurrences related to the wind-down of business operations in Canada. These forward-looking statements are not guarantees of future performance and speak only as of the date made, and, except as required by law, the Company undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events, new information or future circumstances. In addition, the actual timing, price, manner and amounts of future share repurchases, if any, will be subject to the discretion of our board of directors, contractual commitments, market and economic conditions and applicable Securities and Exchange Commission rules.

NORDSTROM, INC.
CONSOLIDATED STATEMENTS OF EARNINGS
(unaudited; amounts in millions, except per share amounts)

	Quarter Ended		Year Ended
	January 28, 2023	January 29, 2022	January 28, 2023	January 29, 2022
Net sales	$4,200	$4,382	$15,092	$14,402
Credit card revenues, net	119	104	438	387
Total revenues	4,319	4,486	15,530	14,789
Cost of sales and related buying and occupancy costs	(2,807)	(2,699)	(10,019)	(9,344)
Selling, general and administrative expenses	(1,325)	(1,488)	(5,046)	(4,953)
Earnings before interest and income taxes	187	299	465	492
Interest expense, net	(27)	(33)	(128)	(246)
Earnings before income taxes	160	266	337	246
Income tax expense	(41)	(66)	(92)	(68)
Net earnings	$119	$200	$245	$178

Earnings per share:
Basic	$0.75	$1.26	$1.53	$1.12
Diluted	$0.74	$1.23	$1.51	$1.10

Weighted-average shares outstanding:
Basic	160.1	159.5	160.1	159.0
Diluted	161.6	162.4	162.1	162.5

Percent of net sales:
Gross profit	33.2%	38.4%	33.6%	35.1%
Selling, general and administrative expenses	31.5%	34.0%	33.4%	34.4%
Earnings before interest and income taxes	4.5%	6.8%	3.1%	3.4%

NORDSTROM, INC.
CONSOLIDATED BALANCE SHEETS
(unaudited; amounts in millions)

	January 28, 2023	January 29, 2022
Assets
Current assets:
Cash and cash equivalents	$687	$322
Accounts receivable, net	265	255
Merchandise inventories	1,941	2,289
Prepaid expenses and other current assets	316	306
Total current assets	3,209	3,172

Land, property and equipment (net of accumulated depreciation of $8,289 and $7,737)	3,351	3,562
Operating lease right-of-use assets	1,470	1,496
Goodwill	249	249
Other assets	466	390
Total assets	$8,745	$8,869

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$1,238	$1,529
Accrued salaries, wages and related benefits	291	383
Current portion of operating lease liabilities	258	242
Other current liabilities	1,203	1,160
Total current liabilities	2,990	3,314

Long-term debt, net	2,856	2,853
Non-current operating lease liabilities	1,526	1,556
Other liabilities	634	565

Commitments and contingencies

Shareholders’ equity:
Common stock, no par value: 1,000 shares authorized; 160.1 and 159.4 shares issued and outstanding	3,353	3,283
Accumulated deficit	(2,588)	(2,652)
Accumulated other comprehensive loss	(26)	(50)
Total shareholders’ equity	739	581
Total liabilities and shareholders’ equity	$8,745	$8,869

NORDSTROM, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited; amounts in millions)

	Year Ended
	January 28, 2023	January 29, 2022
Operating Activities
Net earnings	$245	$178
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization expenses	604	615
Asset impairment	80	—
Right-of-use asset amortization	185	175
Deferred income taxes, net	(83)	(11)
Stock-based compensation expense	59	79
Other, net	(46)	81
Change in operating assets and liabilities:
Accounts receivable, net	23	(10)
Merchandise inventories	265	(383)
Prepaid expenses and other assets	(24)	542
Accounts payable	(190)	(400)
Accrued salaries, wages and related benefits	(94)	31
Other current liabilities	44	112
Lease liabilities	(269)	(284)
Other liabilities	147	(20)
Net cash provided by operating activities	946	705

Investing Activities
Capital expenditures	(473)	(506)
Proceeds from the sale of assets and other, net	80	(15)
Net cash used in investing activities	(393)	(521)

Financing Activities
Proceeds from revolving line of credit	100	400
Payments on revolving line of credit	(100)	(400)
Proceeds from long-term borrowings	—	675
Principal payments on long-term borrowings	—	(1,100)
Change in cash book overdrafts	(14)	(32)
Cash dividends paid	(119)	—
Payments for repurchase of common stock	(62)	—
Proceeds from issuances under stock compensation plans	29	14
Tax withholding on share-based awards	(16)	(15)
Make-whole premium payment and other, net	(4)	(86)
Net cash used in financing activities	(186)	(544)

Effect of exchange rate changes on cash and cash equivalents	(2)	1
Net increase (decrease) in cash and cash equivalents	365	(359)
Cash and cash equivalents at beginning of year	322	681
Cash and cash equivalents at end of year	$687	$322

NORDSTROM, INC.
ADJUSTED EBIT, ADJUSTED EBITDA, ADJUSTED EBIT MARGIN
AND ADJUSTED EPS (NON-GAAP FINANCIAL MEASURES)
(unaudited; amounts in millions, except per share amounts)
The following are key financial metrics and, when used in conjunction with GAAP measures, we believe they provide useful information for evaluating our core business performance, enable comparison of financial results across periods and allow for greater transparency with respect to key metrics used by management for financial and operational decision-making. Adjusted earnings before interest and income taxes (“EBIT”), adjusted earnings before interest, income taxes, depreciation and amortization (“EBITDA”), adjusted EBIT as a percent of net sales (“adjusted EBIT margin”) and adjusted EPS exclude certain items that we do not consider representative of our core operating performance. The financial measure calculated under GAAP which is most directly comparable to adjusted EBIT and adjusted EBITDA is net earnings. The financial measure calculated under GAAP which is most directly comparable to adjusted EBIT margin is net earnings as a percent of net sales. The financial measure calculated under GAAP which is most directly comparable to adjusted EPS is earnings per diluted share.
Adjusted EBIT, adjusted EBITDA, adjusted EBIT margin and adjusted EPS are not measures of financial performance under GAAP and should be considered in addition to, and not as a substitute for, net earnings, net earnings as a percent of net sales, operating cash flows, earnings per share, earnings per diluted share or other financial measures performed in accordance with GAAP. Our method of determining non-GAAP financial measures may differ from other companies’ financial measures and therefore may not be comparable to methods used by other companies. The following is a reconciliation of net earnings to adjusted EBIT and adjusted EBITDA and net earnings as a percent of net sales to adjusted EBIT margin:

	Quarter Ended		Year Ended
	January 28, 2023	January 29, 2022	January 28, 2023	January 29, 2022
Net earnings	$119	$200	$245	$178
Income tax expense	41	66	92	68
Interest expense, net	27	33	128	246
Earnings before interest and income taxes	187	299	465	492
Supply chain impairment	—	—	70	—
Trunk Club wind-down costs	—	—	18	—
Gain on sale of interest in a corporate office building	—	—	(51)	—
Adjusted EBIT	187	299	502	492
Depreciation and amortization expenses	151	138	604	615
Amortization of developer reimbursements	(17)	(19)	(72)	(78)
Adjusted EBITDA	$321	$418	$1,034	$1,029

Net sales	$4,200	$4,382	$15,092	$14,402
Net earnings as a % of net sales	2.8%	4.6%	1.6%	1.2%
EBIT margin %	4.5%	6.8%	3.1%	3.4%
Adjusted EBIT margin %	4.5%	6.8%	3.3%	3.4%
The following is a reconciliation of earnings per diluted share to adjusted EPS:

	Quarter Ended		Year Ended
	January 28, 2023	January 29, 2022	January 28, 2023	January 29, 2022
Earnings per diluted share	$0.74	$1.23	$1.51	$1.10
Supply chain impairment	—	—	0.44	—
Trunk Club wind-down costs	—	—	0.11	—
Gain on sale of interest in a corporate office building	—	—	(0.31)	—
Debt refinancing charges included within interest expense, net	—	—	—	0.54
Income tax impact on adjustments[1]	—	—	(0.06)	(0.13)
Adjusted EPS	$0.74	$1.23	$1.69	$1.51
1 The income tax impact of non-GAAP adjustments is calculated using the estimated tax rate for the respective non-GAAP adjustment.

NORDSTROM, INC.
SUMMARY OF NET SALES
(unaudited; amounts in millions)
Our Nordstrom brand includes Nordstrom.com, Nordstrom U.S. stores, Canada, which includes Nordstrom.ca, Nordstrom Canadian stores and Nordstrom Rack Canadian stores, Nordstrom Local, ASOS | Nordstrom and, prior to October 2022, TrunkClub.com. Our Nordstrom Rack brand includes NordstromRack.com, Nordstrom Rack U.S. stores and Last Chance clearance stores. The following table summarizes net sales for the quarter and year ended January 28, 2023, compared with the quarter and year ended January 29, 2022:

	Quarter Ended		Year Ended
	January 28, 2023	January 29, 2022	January 28, 2023	January 29, 2022
Net sales:
Nordstrom	$2,955	$3,027	$10,279	$9,640
Nordstrom Rack	1,245	1,355	4,813	4,762
Total net sales	$4,200	$4,382	$15,092	$14,402

Net sales (decrease) increase:
Nordstrom	(2.4%)	23.3%	6.6%	37.8%
Nordstrom Rack	(8.1%)	23.5%	1.1%	41.7%
Total Company	(4.1%)	23.4%	4.8%	39.1%

Digital sales as % of total net sales[1]	40%	44%	38%	42%
1 Sales conducted through a digital platform such as our websites or mobile apps. Digital sales may be self-guided by the customer, as in a traditional online order, or facilitated by a salesperson using a virtual styling or selling tool. Digital sales may be delivered to the customer or picked up in our Nordstrom stores, Nordstrom Rack stores or Nordstrom Local service hubs. Digital sales also includes a reserve for estimated returns.

NORDSTROM, INC.
FISCAL YEAR 2023 OUTLOOK - ADJUSTED EBIT MARGIN AND ADJUSTED EPS
(NON-GAAP FINANCIAL MEASURES)
(unaudited)
Our adjusted EBIT as a percent of net sales (“adjusted EBIT margin”) and adjusted EPS outlook for fiscal year 2023 excludes the impact from certain items that we do not consider representative of our core operating performance. These items include the wind-down of our Canadian operations in 2023.
The following is a reconciliation of expected net earnings as a percent of net sales to expected adjusted EBIT margin included within our Fiscal Year 2023 Outlook:

	53 Weeks Ending February 3, 2024
	Low	High
Expected net earnings as a % of net sales	0.3%	0.9%
Income tax expense	0.1%	0.4%
Interest expense, net	0.8%	0.8%
Expected EBIT as a % of net sales	1.2%	2.1%

Wind-down of Canadian operations	2.5%	2.1%
Expected adjusted EBIT margin	3.7%	4.2%
The following is a reconciliation of expected EPS to expected adjusted EPS included within our Fiscal Year 2023 Outlook:

	53 Weeks Ending February 3, 2024
	Low	High
Expected EPS	$0.20	$0.80
Wind-down of Canadian operations	2.15	1.84
Income tax impact on adjustment	(0.55)	(0.44)
Expected adjusted EPS	$1.80	$2.20

NORDSTROM, INC.
ADJUSTED RETURN ON INVESTED CAPITAL (“ADJUSTED ROIC”)
(NON-GAAP FINANCIAL MEASURE)
(unaudited; dollar amounts in millions)
We believe that Adjusted ROIC is a useful financial measure for investors in evaluating the efficiency and effectiveness of the capital we have invested in our business to generate returns over time. In addition, we have incorporated it in our executive incentive measures, and we believe it is an important indicator of shareholders’ return over the long term.
Adjusted ROIC is not a measure of financial performance under GAAP and should be considered in addition to, and not as a substitute for, return on assets, net earnings, total assets or other GAAP financial measures. Our method of calculating a non-GAAP financial measure may differ from other companies’ methods and therefore may not be comparable to those used by other companies. The financial measure calculated under GAAP which is most directly comparable to Adjusted ROIC is return on assets. The following shows the components to reconcile the return on assets calculation to Adjusted ROIC:

	Four Quarters Ended
	January 28, 2023	January 29, 2022
Net earnings	$245	$178
Income tax expense	92	68
Interest expense	138	247
Earnings before interest and income tax expense	475	493

Operating lease interest[1]	85	87
Adjusted net operating profit	560	580

Estimated income tax expense[2]	(152)	(159)
Adjusted net operating profit after tax	$408	$421

Average total assets	$9,069	$9,301
Average deferred property incentives in excess of ROU assets[3]	(197)	(232)
Average non-interest bearing current liabilities	(3,185)	(3,352)
Average invested capital	$5,687	$5,717

Return on assets	2.7%	1.9%
Adjusted ROIC	7.2%	7.4%
1 Operating lease interest is a component of operating lease cost recorded in occupancy costs. We add back operating lease interest for purposes of calculating adjusted net operating profit for consistency with the treatment of interest expense on our debt.
2 Estimated income tax expense is calculated by multiplying the adjusted net operating profit by the effective tax rate for the trailing twelve month periods ended January 28, 2023 and January 29, 2022. The effective tax rate is calculated by dividing income tax expense by earnings before income taxes for the same trailing twelve month periods.
3 For leases with property incentives that exceed the ROU assets, we reclassify the amount from assets to other current liabilities and other liabilities on the Consolidated Balance Sheets. The current and non-current amounts are used to reduce average total assets above, as this better reflects how we manage our business.

NORDSTROM, INC.
ADJUSTED DEBT TO EBITDAR (NON-GAAP FINANCIAL MEASURE)
(unaudited; dollar amounts in millions)

Adjusted debt to earnings before interest, income taxes, depreciation, amortization and rent (“EBITDAR”) is one of our key financial metrics and we believe that our debt levels are best analyzed using this measure, as it provides a reflection of our creditworthiness which could impact our credit ratings and borrowing costs. This metric is calculated in accordance with the updates in our new Revolver covenant and is a key component in assessing whether our revolving credit facility is secured or unsecured, as well as our ability to make dividend payments and share repurchases. Our goal is to manage debt levels to achieve and maintain investment-grade credit ratings while operating with an efficient capital structure.
Adjusted debt to EBITDAR is not a measure of financial performance under GAAP and should be considered in addition to, and not as a substitute for, debt to net earnings, net earnings, debt or other GAAP financial measures. Our method of calculating a non-GAAP financial measure may differ from other companies’ methods and therefore may not be comparable to those used by other companies. The financial measure calculated under GAAP which is most directly comparable to Adjusted debt to EBITDAR is debt to net earnings. The following shows the components to reconcile the debt to net earnings calculation to Adjusted debt to EBITDAR:

January 28, 2023
Debt	$2,856
Operating lease liabilities	1,784
Adjusted debt	$4,640

Four Quarters Ended January 28, 2023
Net earnings	$245
Income tax expense	92
Interest expense, net	128
Earnings before interest and income taxes	$465

Depreciation and amortization expenses	604
Operating lease cost[1]	280
Amortization of developer reimbursements[2]	72
Other Revolver covenant adjustments[3]	61
Adjusted EBITDAR	$1,482

Debt to Net Earnings	11.6
Adjusted debt to EBITDAR	3.1
1 Operating lease cost is fixed rent expense, including fixed comment area maintenance expense, net of developer reimbursement amortization.
2 Amortization of developer reimbursements is a non-cash reduction of operating lease cost and is therefore added back to operating lease cost for purposes of our Revolver covenant calculation.
3 Other adjusting items to reconcile net earnings to Adjusted EBITDAR as defined by our Revolver covenant include interest income, certain non-cash charges and other gains and losses where relevant. For the four quarters ended January 28, 2023, other Revolver covenant adjustments primarily included costs associated with a supply chain technology and related asset impairment and the wind-down of Trunk Club, partially offset by a gain on sale of the Company’s interest in a corporate office building.

NORDSTROM, INC.
FREE CASH FLOW (NON-GAAP FINANCIAL MEASURE)
(unaudited; amounts in millions)
Free Cash Flow is one of our key liquidity measures and, when used in conjunction with GAAP measures, we believe it provides investors with a meaningful analysis of our ability to generate cash from our business.
Free Cash Flow is not a measure of financial performance under GAAP and should be considered in addition to, and not as a substitute for, operating cash flows or other financial measures prepared in accordance with GAAP. Our method of calculating a non-GAAP financial measure may differ from other companies’ methods and therefore may not be comparable to those used by other companies. The financial measure calculated under GAAP which is most directly comparable to Free Cash Flow is net cash provided by operating activities. The following is a reconciliation of net cash provided by operating activities to Free Cash Flow:

	Year Ended
	January 28, 2023	January 29, 2022
Net cash provided by operating activities	$946	$705
Capital expenditures	(473)	(506)
Change in cash book overdrafts	(14)	(32)
Free Cash Flow	$459	$167

INVESTOR CONTACT:	Sara Penner
Nordstrom, Inc.
InvRelations@Nordstrom.com

MEDIA CONTACT:	Stephanie Corzett
Nordstrom, Inc.
NordstromPR@Nordstrom.com

NORDSTROM CANADA MEDIA CONTACT:	Joel Shaffer
Longview Communications
jshaffer@longviewcomms.ca